As filed with the Securities and Exchange Commission on February 14, 2002
                                                  Registration No. 333-82404
------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO:
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ARRIS GROUP, INC.
             (Exact name of registrant as specified in its charter)

                                      3663
            (Primary Standard Industrial Classification Code Number)
                       ----------------------------------

                  STATE OF DELAWARE                                             58-2588724
(State or other jurisdiction of incorporation or organization)        (I.R.S. Employer Identification No.)

                 11450 TECHNOLOGY CIRCLE, DULUTH, GEORGIA 30097
                                 (678) 473-2000
               (Address including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                               ------------------
                              LAWRENCE A. MARGOLIS
                 11450 TECHNOLOGY CIRCLE, DULUTH, GEORGIA 30097
                                 (678) 473-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ---------------
                                 With copies to:

                           W. BRINKLEY DICKERSON, JR.
                              TROUTMAN SANDERS LLP
                     600 PEACHTREE STREET, N.E. - SUITE 5200
                           ATLANTA, GEORGIA 30308-2216

                       PROSPECTUS DATED FEBRUARY 14, 2002

                                5,250,000 SHARES

                                ARRIS GROUP, INC.

                                  COMMON STOCK



         The selling shareholders listed in this prospectus are offering and selling up to 5,250,000 shares of our common stock which were received pursuant to the terms of the Asset Purchase Agreement dated as of December 8, 2001, as amended, between Arris Group, Inc. and Cadant, Inc. We will not receive any proceeds from the sale of these shares. Our common stock trades on the Nasdaq National Market under the symbol "ARRS." The last reported sale price for our common stock on the Nasdaq National Market on February 13, 2002 was $10.15 per share.

         Each selling shareholder may sell any or all of his shares of common stock directly to purchasers or through agents, underwriters, or dealers on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices which will be determined at the time of sale. If required, the name of any agents, underwriters or dealers and any other required information will be set forth in a supplement to this prospectus. We will bear the expenses and fees incurred in registering the shares offered by this prospectus. Each selling shareholder will pay any brokerage commissions or discounts attributable to the sale of his shares.

         Our principal executive offices are located at 11450 Technology Circle, Duluth, Georgia 30097, and our telephone number at that address is (678) 423-2000.

         INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS AND THE RISK FACTORS CONTAINED IN THE REPORTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS FOR A DISCUSSION OF RISKS ASSOCIATED WITH OWNING OUR COMMON STOCK.

         NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is February 14, 2002

                                TABLE OF CONTENTS

Summary............................................................................................................2
Risk Factors.......................................................................................................2
Cautionary Statements Concerning Forward-Looking Statements........................................................7
Use of Proceeds....................................................................................................7
Selling Shareholders...............................................................................................7
Common Stock.......................................................................................................8
Plan of Distribution...............................................................................................8
Experts............................................................................................................10
Legal Matters......................................................................................................10
Where You Can Find More Information About Arris Group..............................................................10
Incorporation by Reference.........................................................................................11


                                     SUMMARY

         Arris Group, formerly known as Broadband Parent, is a holding company for all the stock of Arris International, Inc. (which formerly was known as ANTEC Corporation) and an eighty-five percent membership interest in Arris Interactive, LLC, the remaining fifteen percent being owned by Arris International. (Nortel Networks also owns a redeemable ownership interest in Arris Interactive.) Through its subsidiaries, Arris Group engages in the development of advanced cable telephony solutions and the delivery of converged services through broadband local access networks.

         On January 8, 2002, we completed a transaction with Cadant, Inc., a Delaware corporation, whereby we acquired substantially all the assets of Cadant in exchange for shares of our common stock and the assumption of approximately $17 million of liabilities. As part of the transaction, we agreed to file a registration statement (of which this prospectus is part) with the SEC to enable the resale of 5,250,000 shares of common stock. Under the registration statement, shareholders receiving common stock in the Cadant transaction (the "selling shareholders") may sell (or distribute) up to an aggregate of 5,250,000 shares of common stock in one or more transactions. The process by which the selling shareholders will sell or distribute their shares of common stock is described in this prospectus under the heading "Plan of Distribution."

         This prospectus provides you with a general description of Arris Group and the common stock. You should read this prospectus and any applicable prospectus supplement provided to you, together with the additional information described under the heading "Where You Can Find More Information About Arris Group."

         The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the shares offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information About Arris Group."

         You should rely only on the information contained in this prospectus and any applicable prospectus supplement that may be provided to you. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making, and the selling shareholders are not permitted to make, an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement is accurate only as of the date on its front cover. Our business, financial condition, results of operations and prospects may have changed since that date. ADDITIONALLY, YOU SHOULD BE AWARE OF AND CAREFULLY CONSIDER THE RISKS ASSOCIATED WITH OWNING OUR COMMON STOCK. CERTAIN OF THESE RISKS ARE DESCRIBED IN THIS PROSPECTUS UNDER THE HEADING "RISK FACTORS."

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus and in our other filings incorporated by reference before deciding to invest in our common stock. The risks described below and in our other filings incorporated by reference are not the only ones facing our company. Additional risks not presently known to us, or which we currently consider immaterial may also adversely affect our company. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you could lose part or all of your investment.

OUR BUSINESS IS DEPENDENT ON CUSTOMERS' CAPITAL SPENDING ON BROADBAND COMMUNICATION SYSTEMS, AND REDUCTIONS BY CUSTOMERS IN CAPITAL SPENDING WOULD ADVERSELY AFFECT OUR BUSINESS.

         Our past performance has been, and our future performance will be, largely dependent on customers' capital spending for constructing, rebuilding, maintaining and upgrading broadband communications systems. Capital spending in our industry is cyclical. A variety of factors will affect the amount of capital spending and, therefore, our sales and profits and your return on your investment in Arris Group, including general economic conditions, availability and cost of capital, other demands and opportunities for capital, regulations, demand for network services, competition and technology, and real or perceived trends or uncertainties in these areas.

THE MARKETS IN WHICH WE WILL OPERATE ARE INTENSELY COMPETITIVE, AND OUR RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED BY COMPETITIVE PRESSURES.

         The markets for broadband communication systems are extremely competitive and dynamic, requiring the companies that compete in these markets to react quickly and capitalize on change. This will require us to retain skilled and experienced personnel as well as deploy substantial resources toward meeting the ever-changing demands of the industry. We will compete with national and international manufacturers, including many companies larger than us. Our major competitors include:

         -        ADC Telecommunications, Inc.
         -        C-COR.net Corporation
         -        Cisco Systems
         -        General Instrument Corporation, now a part of Motorola, Inc.
         -        Harmonic Inc.
         -        Philips
         -        Scientific-Atlanta, Inc.
         -        Tellabs

         The rapid technological changes occurring in the broadband markets may lead to the entry of new competitors, including those with substantially greater resources than us. Since the markets in which we compete are characterized by rapid growth and, in certain cases, low barriers to entry, smaller niche market companies and start-up ventures also may become principal competitors in the future. Actions by existing competitors and the entry of new competitors may have an adverse effect on our sales and profitability. The broadband communications industry is further characterized by rapid technological change. In the future, technological changes could lead to the obsolescence of some of our current products, which could have a material adverse effect on our business.

         Further, many of our large competitors are in a better position to withstand any significant reduction in capital spending by customers in these markets. They often have broader product lines and market focus and therefore will not be as susceptible to downturns in a particular market. In addition, several of our competitors have been in operation longer than us and they therefore have more long-standing and established relationships with domestic and foreign broadband service providers than do we. We may not be able to compete successfully in the future, and competition may harm our business.

OUR BUSINESS HAS MAINLY COME FROM TWO KEY CUSTOMERS, THE LOSS OF ONE OR BOTH OF THESE CUSTOMERS OR A SIGNIFICANT REDUCTION IN SERVICES TO ONE OR BOTH OF THESE CUSTOMERS WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         Our two largest customers are AT&T Corporation and Cox Communications. For the years ended December 31, 2001 and 2000, sales to AT&T (including sales to MediaOne Communications, which was acquired by AT&T during 2000) accounted for approximately 31.8% and 43.2%, respectively, of our total sales, while sales to Cox Communications accounted for approximately 15.2% and 11.8%, respectively. In addition, there are two other customers that each provided more than 5% of our total sales for the year ended December 31, 2001. Arris International currently is the exclusive provider of telephony products for both AT&T and Cox Communications in eight metro areas. The loss of either AT&T, Cox Communications or one of our other large customers, or a significant reduction in the services provided to any of them would have a material adverse impact on Arris Group.

         On December 19, 2001, AT&T Broadband and Comcast Corporation announced a definitive agreement to combine AT&T Broadband with Comcast. We are uncertain what impact this transaction will have on our business.

AN INABILITY TO FULLY DEVELOP A SALES, DISTRIBUTION AND SUPPORT INFRASTRUCTURE IN INTERNATIONAL MARKETS AND THE COSTS ASSOCIATED WITH DEVELOPING THIS INFRASTRUCTURE MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         Historically, Arris Interactive relied upon Nortel Networks exclusively for sales, distribution and support of its products in the international markets and for certain customers in the North American market. We entered into a non-exclusive sales representation agreement with Nortel Networks to market Arris Interactive's products. This agreement terminated on December 31, 2001, with respect to North American markets and this agreement will terminate on December 31, 2003, with respect to international markets. In June 2001, Nortel Networks announced that it was realigning its business, which will include the discontinuance of Nortel Networks' access solutions operations (which includes its Arris Interactive related operations). To avoid reliance on Nortel Networks and other third parties, we have attempted to develop our own sales, marketing, distribution and support infrastructure, particularly to support and enhance our international sales. However, these efforts may not be successful, or if successful, might not be sufficient to offset sales lost from the discontinuance of our relationship with Nortel Networks.

OUR CREDIT FACILITY IMPOSES FINANCIAL COVENANTS THAT MAY ADVERSELY AFFECT THE REALIZATION OF OUR STRATEGIC OBJECTIVES.

         Arris Group and certain of its subsidiaries have entered into a revolving credit facility providing for borrowings up to a committed amount of $175 million, with borrowings also limited by a borrowing base determined by reference to eligible accounts receivable and eligible inventory. The committed amount under this revolving credit facility may be increased to $200 million at a later date upon the agreement of the lenders thereunder. This credit facility imposes, among other things, covenants limiting the incurrence of additional debt and liens and requires us to meet certain financial objectives.

         The credit facility has a maturity date of August 31, 2004. However, the maturity date of the credit facility will be December 31, 2002 in the event that ANTEC's 4.5% convertible subordinated notes due May 15, 2003 are not either fully refinanced or fully converted to Arris Group common stock prior to December 31, 2002 in a manner satisfactory to the lenders under the credit facility. The acceleration of the maturity date of the credit facility could have a material adverse effect on our business.

WE HAVE SUBSTANTIAL STOCKHOLDERS THAT MAY NOT ACT CONSISTENT WITH THE INTERESTS OF THE OTHER STOCKHOLDERS.

         Nortel Networks owns approximately 46% of our common stock and AT&T Corporation beneficially owns approximately 10% of our common stock. These respective ownership interests result in both Nortel Networks and AT&T having a substantial influence over Arris Group. Nortel Networks and AT&T may not exert their respective influences in a manner that is consistent with the interests of other stockholders. Nortel Networks is, in its capacity as a stockholder, able to block stockholder action, including, for instance, stockholder approval of a merger or large acquisition.

THE TWO LARGEST STOCKHOLDERS HAVE THE POWER TO SELL A LARGE PORTION OF ARRIS GROUP STOCK IN THE FUTURE, WHICH COULD CAUSE THE PRICE OF OUR STOCK TO DECLINE.

         Any sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could lower the price of our common stock. We have entered into a registration rights agreement with Nortel Networks. Under this agreement, Nortel Networks has the power to cause us to initiate a public offering for all or part of Nortel Networks' shares of Arris Group common stock, and we expect it to do so in the near future. Further, Nortel Networks could cause us to file a shelf registration statement, which would allow Nortel Networks to sell its Arris Group shares on the open market at an undetermined point in the future. AT&T Corporation currently has similar registration rights. Through the exercise of their registration rights, either Nortel Networks or AT&T or both could sell a large number of shares to the public.

         Nortel Networks also owns a redeemable membership interest in Arris Interactive. The terms of the membership interest require Nortel Networks to exchange the membership interest for common stock, preferred stock (which may be convertible), or notes (which may be convertible) upon the happening of certain circumstances. The exchange for, and conversion into, our common stock would occur at the then prevailing market price of the common stock. Since some of the circumstances under which exchange and/or conversion is permitted may occur in the event that we are in significant financial distress, it is possible that the market price of the common stock would be quite low and that Nortel Networks would be able to convert its new membership interest into a significant, but presently undeterminable, portion of Arris

Group common stock which could dilute our other stockholders.

ARRIS GROUP MAY DISPOSE OF EXISTING PRODUCT LINES OR ACQUIRE NEW PRODUCT LINES IN TRANSACTIONS THAT MAY ADVERSELY IMPACT US AND OUR FUTURE RESULTS.

         On an ongoing basis, we evaluate our various product offerings in order to determine whether any should be sold or closed and whether there are businesses that we should pursue acquiring. Future acquisitions and divestitures entail various risks, including:

- The risk that we will not be able to find a buyer for a product line while product line sales and employee morale will have been damaged because of general awareness that the product line is for sale;

- The risk that the purchase price obtained will not be equal to the book value of the assets for the product line that we sell; and

- The risk that acquisitions will not be integrated or otherwise perform as expected.

PRODUCTS CURRENTLY UNDER DEVELOPMENT MAY FAIL TO REALIZE ANTICIPATED BENEFITS.

         The technology applications currently under development by Arris Group that will be used in our future products, may not be successfully developed. Even if the developmental products are successfully developed, they may not be widely used or we may not be able to successfully exploit these technology applications. To compete successfully, Arris Group must quickly design, develop, manufacture and sell new or enhanced products that provide increasingly higher levels of performance and reliability. However, we may not be able to successfully develop or introduce these products if our products:

         -        are not cost effective;
         -        are not brought to market in a timely manner; or
         -        fail to achieve market acceptance.

         Furthermore, our competitors may develop similar or alternative new technology applications that, if successful, could have a material adverse effect on Arris Group. Our strategic alliances are based on business relationships that have been forged by Arris International and Arris Interactive. Generally, these relationships have not been the subject of written agreements expressly providing for the alliance to continue for a significant period of time. The loss of a strategic partner could have a material adverse effect on the progress of new products under development with that partner.

CONSOLIDATIONS IN THE TELECOMMUNICATIONS INDUSTRY COULD RESULT IN DELAYS OR REDUCTIONS IN PURCHASES OF PRODUCTS, WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         The telecommunications industry has experienced the consolidation of many industry participants and this trend may continue. Arris Group and one or more of our competitors may each supply products to businesses that have merged or will merge. Consolidations could result in delays in purchasing decisions by the merged businesses, with Arris Group playing a greater or lesser role in supplying the communications products to the merged entity. The purchasing decisions of the merged companies could have a material adverse effect on our business.

         Mergers among the supplier base also have increased, and this trend may continue. The larger combined companies with pooled capital resources may be able to provide solution alternatives with which we would be put at a disadvantage to compete. The larger breadth of product offerings by these consolidated suppliers could result in customers electing to trim their supplier base for the advantages of one-stop shopping solutions for all of their product needs. These consolidated supplier companies could have a material adverse effect on our business.

OUR SUCCESS WILL DEPEND IN LARGE PART ON OUR ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

         Competition for qualified personnel is intense, and we may not be successful in attracting and retaining key executive, marketing, engineering and sales personnel, which could impact our ability to maintain and grow our operations. Our future success will depend, to a significant extent, on the ability of our management to operate effectively. In the past, competitors and others have attempted to recruit employees. In the future, competitors may attempt to recruit key employees of Arris Group or its subsidiaries. The loss of the services of any key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers and other technical professionals, could negatively affect our business.

WE ARE SUBSTANTIALLY DEPENDENT ON CONTRACT MANUFACTURERS, AND AN INABILITY TO OBTAIN ADEQUATE AND TIMELY DELIVERY OF SUPPLIES COULD ADVERSELY AFFECT OUR BUSINESS.

         Many components, subassemblies and modules necessary for the manufacture or integration of Arris Group products are obtained from a sole supplier or a limited group of suppliers, including Nortel Networks. Our reliance on sole or limited suppliers, particularly foreign suppliers, and our reliance on subcontractors involves several risks including a potential inability to obtain an adequate supply of required components, subassemblies or modules and reduced control over pricing, quality and timely delivery of components, subassemblies or modules. Historically, we have not generally maintained long-term agreements with any of our suppliers or subcontractors. An inability to obtain adequate deliveries or any other circumstance that would require us to seek alternative sources of supply could affect our ability to ship products on a timely basis. Any inability to reliably ship our products on time could damage relationships with current and prospective customers and harm our business.

ARRIS GROUP'S INTERNATIONAL OPERATIONS WILL BE ADVERSELY AFFECTED BY ANY DECLINE IN THE DEMAND FOR BROADBAND SYSTEMS DESIGNS AND EQUIPMENT IN INTERNATIONAL MARKETS.

         Sales of broadband communications equipment into international markets are an important part of our business. The entire line of Arris Interactive products is marketed and made available to existing and potential international customers. In addition, United States broadband system designs and equipment are increasingly being employed in international markets, where market penetration is relatively lower than in the United States. While international operations are expected to comprise an integral part of our future business, international markets may no longer continue to develop at the current rate, or at all. We may fail to receive additional contracts to supply equipment in these markets.

OUR INTERNATIONAL OPERATIONS MAY BE ADVERSELY AFFECTED BY CHANGES IN THE FOREIGN LAWS IN THE COUNTRIES IN WHICH WE HAVE MANUFACTURING OR ASSEMBLY PLANTS.

         A significant portion of our products are manufactured or assembled in Mexico and other countries outside of the United States. The governments of the foreign countries in which we have plants may pass laws that impair our operations, such as laws that impose exorbitant tax obligations on the business or nationalize segments of our businesses.

WE MAY FACE DIFFICULTIES IN CONVERTING EARNINGS FROM INTERNATIONAL OPERATIONS TO U.S. DOLLARS.

         We may encounter difficulties in converting our earnings from international operations to U.S. dollars for use in the United States. These obstacles may include problems moving funds out of the countries in which the funds were earned and difficulties in collecting accounts receivable in foreign countries where the usual accounts receivable payment cycle is longer.

OUR PROFITABILITY HAS BEEN, AND MAY CONTINUE TO BE, VOLATILE, WHICH COULD ADVERSELY AFFECT THE PRICE OF OUR STOCK.

         For each of the four quarters of 2001, we met the expectations of the investment community; however, we experienced a net operating loss. Historically, we have experienced several years with operating losses. Our business may not be profitable or meet the level of expectations of the investment community in the future, which could have a material adverse impact on our stock price.

WE MAY FACE HIGHER COSTS ASSOCIATED WITH PROTECTING OUR INTELLECTUAL PROPERTY.

         Arris Group's future success depends in part upon our proprietary technology, product development, technological expertise and distribution channels. We cannot predict whether we can protect our technology, or whether competitors can develop similar technology independently. We have received and may continue to receive from third parties, including some of our competitors, notices claiming that the Arris Group companies have infringed upon third-party patents or other proprietary rights. Any of these claims, whether with or without merit, could result in costly litigation, divert the time, attention and resources of our management, delay our product shipments, or require us to enter into royalty or licensing agreements. If a claim of product infringement against Arris Group is successful and we fail to obtain a license or develop or license non-infringing technology, our business and operating results could be adversely affected.

           CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

         This document contains numerous forward-looking statements about the financial condition, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies, capital and other expenditures, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock or ownership interests of Arris Group and other matters. The words "estimate," "project," "intend," "expect," "believe," "forecast" and similar expressions are intended to identify these forward-looking statements, but some of these statements may use other phrasing. Any statement in this document that is not a historical fact is a forward-looking statement. Except to the extent required by applicable law, we do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events. Such forward-looking statements, wherever they occur in this document, are necessarily estimates reflecting the best judgment of the senior management of Arris Group and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements are described in the risk factors above and elsewhere in this document. In addition to the foregoing, (i) all of the factors affecting Arris Group's businesses may not have been correctly identified and assessed; (ii) the publicly available and other information, upon which the analysis contained in this document is based, may not be complete or correct; (iii) the analysis may not be correct; or (iv) the strategies, which are based in part on this analysis, may not be successful.

                                 USE OF PROCEEDS

         The selling shareholders will receive all of the proceeds from the sale of their common stock offered by this prospectus. We will not receive any of the proceeds from the sale of the shares of common stock by the selling shareholders, but have agreed to bear certain expenses associated with registering such shares under federal and state securities laws. We are registering the shares for sale to provide the selling shareholders with freely tradeable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the selling shareholders.

                              SELLING SHAREHOLDERS

         In connection with our acquisition of substantially all the assets of Cadant, we agreed, subject to various conditions, to register for resale 5,250,000 shares of Arris Group common stock acquired by Cadant and Comcast Interactive Capital, LP, a creditor of Cadant, in connection with the acquisition. Prior to the acquisition, none of the selling shareholders owned any shares of our common stock

         The following table sets forth information with respect to the selling shareholders as of January 8, 2002. This table assumes that the selling shareholders offer for sale all of those shares of common stock indicated. The common stock offered by this prospectus may be offered from time to time by the selling shareholders named below, or any of their pledgees, assignees, distributes, transferees or other successors in interest to any or all of the shares of Arris Group common stock held by the selling shareholders. The amounts set forth below are based upon information provided to us by the selling shareholders, or on our records, and are accurate to the best of our knowledge. It is possible, however, that the selling shareholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus.

------------------------------------------------------------------------------------------------------------
                                                                                              PERCENTAGE OF
                                                          NO. OF SHARES    NO. OF SHARES TO    COMMON STOCK
                                                              OWNED               BE           OWNED AFTER
                                   RELATIONSHIP WITH        PRIOR TO          OFFERED FOR      TRANSACTION
              NAME                    ARRIS GROUP          TRANSACTION          RESALE
------------------------------------------------------------------------------------------------------------

Cadant, Inc.                              N/A                   0              5,047,776          6.28%
------------------------------------------------------------------------------------------------------------

Comcast Interactive Capital, LP           N/A                   0               202,224             *

------------------------------------------------------------------------------------------------------------

*     Indicates less than 1%.

                                  COMMON STOCK

            Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefore, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of Arris Group, the holders of common stock are entitled to receive ratably the net assets of Arris Group available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Arris Group already has or may designate and issue in the future.

                              PLAN OF DISTRIBUTION

         The selling shareholders, or their pledgees, assignees, distributes, transferees, or any other successors in interest to any or all of the shares of Arris Group common stock held by the selling shareholders selling shares received from a named selling shareholder as a distribution or other non-sale-related transfer (all of whom may be selling shareholders), have advised us that they may sell the shares from time to time on any stock exchange or automated interdealer quotation system on which the shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling shareholders may sell the shares by one or more of the following methods, without limitation:

         (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

         (c) an exchange distribution in accordance with the rules of any stock exchange on which the shares are listed;

         (d) ordinary brokerage transactions and transactions in which the broker solicits purchases;

         (e)      privately negotiated transactions;

         (f)      short sales;

         (g) through the writing of options on the shares, whether or not the options are listed on an options exchange;

         (h) through the distribution of the shares by any selling shareholder to its partners, members, stockholders or creditors;

         (i) one or more underwritten offerings on a firm commitment or best efforts basis; and

         (j)      any combination of any of these methods of sale.

         We do not know of any arrangements by the selling shareholders for the sale of any of the shares.

         The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals, or as agents of the selling shareholders. Broker-dealers may agree with a selling shareholder to sell a specified number of the shares at a stipulated price per share. If the broker-dealer is unable to sell shares acting as agent for a selling shareholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

         From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. In addition, a selling shareholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

         To the extent required under the Securities Act of 1933, the aggregate amount of selling shareholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions.

         A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. A selling shareholder may enter into options or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those shares pursuant to this prospectus. A selling shareholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby pursuant to this prospectus.

         The selling shareholders and other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling shareholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

         We agreed to register the shares under the Securities Act of 1933, and, with certain exceptions, to keep the registration statement of which this prospectus is a part effective and usable until no later than September 30, 2003, which effectiveness shall terminate upon the occurrence of certain agreed upon events. We have agreed to pay all expenses in connection with the preparation and filing of the registration statement, excluding underwriting discounts, concessions, commissions or fees and expenses of the selling shareholders, such as fees and expenses of counsel of such selling shareholders.

         We will not receive any proceeds from sales of any shares by the selling shareholders.

         We cannot assure you that the selling shareholders will sell all or any portion of the shares offered hereby.

                                     EXPERTS

         The consolidated financial statements of ANTEC Corporation appearing in ANTEC Corporation's Annual Report (Form 10-K/A) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The financial statements of Cadant, Inc. as of December 31, 2001 and 2000, and for the years then ended, appearing in Arris Group, Inc.'s Current Report on Form 8-K dated January 8, 2002, as amended have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Cadant, Inc.'s ability to continue as a going concern as described in Note 1 to the financial statements) included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The financial statements of Arris Interactive as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 (as restated in 1998) incorporated by reference from Registration Statement No. 333-611524 on Form S-4 of Broadband Parent Corporation, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 11), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus will be passed upon by Troutman Sanders LLP, 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia 30308-2216.

              WHERE YOU CAN FIND MORE INFORMATION ABOUT ARRIS GROUP

         Arris Group files annual, quarterly and special reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by Arris Group with the SEC can be inspected and copied at the offices of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Woolworth Building, 233 Broadway, New York, New York 10279, and Citicorp Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and from the web site that the SEC maintains at http://www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Arris Group's stock is quoted on the Nasdaq National Market. The reports, proxy statements and other information concerning Arris Group can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

         We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the Internet at the SEC's web site. We have included this prospectus in our registration statement that we filed with the SEC. The registration statement provides additional information that we are not required to include in the prospectus. You can receive a copy of the entire registration statement as described above. Although this prospectus describes the material terms of certain contracts, agreements and other documents filed as exhibits to the registration statement, you should read the exhibits for a more complete description of the document or matter involved.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will automatically update and supersede this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time the selling shareholders sell all of the common stock offered by this prospectus. We also incorporate by reference the following documents that already have been filed with the SEC:

         (a) ANTEC's Annual Report on Form 10-K/A for the year ended December 31, 2000, SEC File No. 000-22336;

         (b) ANTEC's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, SEC File No. 000-22336;

         (c) Arris Group's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, SEC File No. 001-16631;

         (d) Arris Group's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, SEC File No. 001-16631;

         (e) ANTEC's Current Report on Form 8-K, dated April 9, 2001, SEC File No. 000-22336;

         (f) Arris Group's Current Report on Form 8-K, dated August 3, 2001, SEC File No. 001-16631;

         (g) Arris Group's Current Report on Form 8-K, dated January 8, 2002, as amended SEC File No. 001-16631;

         (h) Broadband Parent's Registration Statement on Form S-4, as amended, SEC File No. 333-67524; and

         (i) The description of Arris Group's common stock contained in ANTEC's Registration Statement on Form 8-A as filed on November 7, 1994, including any amendments or reports filed for the purpose of updating such descriptions, SEC File No. 000-22336.


         We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address:

                            Arris Group, Inc.
                            11450 Technology Circle
                            Duluth, Georgia  30097
                            (678) 473-2000
                            Attn:    Secretary

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

                                    ITEM 14.
                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated costs and expenses in connection with the Offering described in the Registration Statement.

         The expenses to be paid in connection with the issuance and distribution of the shares being registered, other than underwriting discounts and commissions, are as follows:

         SEC registration fee.....................................    $  4,699.59
         Printing and engraving costs.............................    $  1,000.00
         Accounting fees and expenses.............................    $  5,000.00
         Legal fees and expenses..................................    $ 15,000.00
         Miscellaneous............................................    $  5,300.41
                                                                      -----------
         Total....................................................    $ 31,000.00


All of the above items are estimates except the SEC registration fee. All of such estimated expenses will be borne by Arris Group.

                                    ITEM 16.
                                 EXHIBITS INDEX

    Exhibit No.   Description
    -----------   -----------

         2        Asset Purchase Agreement dated as of December 8, 2000, between
                  Arris Group, Inc. and Cadant, Inc.*

         5 Opinion of Troutman Sanders LLP as to the legality of the shares being registered.*

     23.01 Consent of Ernst & Young LLP concerning the consolidated financial statements of ANTEC Corporation and Cadant, Inc.*

     23.02        Consent of Deloitte & Touche LLP.

     23.03        Consent of Troutman Sanders LLP (included in Exhibit 5.)

*  Previously filed.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing the Pre-Effective Amendment No. 1 on Form S-3 and has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on February 14, 2002.

ARRIS GROUP, INC.
(Registrant)



By:      /s/ Robert J. Stanzione
         -----------------------------------
         Robert J. Stanzione, President and
         Chief Executive Officer

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ Lawrence A. Margolis                             Date:    February 14, 2002
--------------------------------------------                  -----------------
Lawrence A. Margolis,
Executive Vice President and
Chief Financial Officer


/s/ David Potts                                      Date:    February 14, 2002
--------------------------------------------                  -----------------
David Potts, Chief Accounting Officer


/s/ John M. Egan*                                    Date:    February 14, 2002
-------------------------------------------
John M. Egan, Chairman and Director

                                                     Date:    _____________
-------------------------------------------
John (Ian) Anderson Craig, Director

/s/ Rod F. Dammeyer*                                 Date:    February 14, 2002
-------------------------------------------                  -----------------
Rod F. Dammeyer, Director

/s/ James L. Faust         *                         Date:    February 14, 2002
-------------------------------------------
James L. Faust, Director

/s/ Craig Johnson*                                   Date:    February 14, 2002
-------------------------------------------
Craig Johnson, Director

/s/ William H. Lambert*                              Date:    February 14, 2002
-------------------------------------------
William H. Lambert, Director

/s/ John R. Petty*                                   Date:    February 14, 2002
-------------------------------------------
John R. Petty, Director

/s/ Larry Romrell*                                   Date:    February 14, 2002
--------------------------------------------
Larry Romrell, Director

/s/ Samuel K. Skinner*                               Date:    February 14, 2002
--------------------------------------------
Samuel K. Skinner, Director

/s/ Bruce Van Wagner*                                Date:    February 14, 2002
--------------------------------------------
Bruce Van Wagner, Director

/s/ Vickie Yohe*                                     Date:    February 14, 2002
--------------------------------------------
Vickie Yohe, Director


*By:     /s/ Lawrence A. Margolis
         ------------------------
         Lawrence A. Margolis,
         Attorney in Fact